Exhibit 10.3

SUPERMEDIA INC. 2009 LONG-TERM INCENTIVE PLAN

2010 LONG-TERM INCENTIVE AWARD AGREEMENT

This Award Agreement (this “Agreement”) made as of the 12th day of March, 2010, by and between SUPERMEDIA INC. (the “Company”) and SCOTT W. KLEIN (the “Participant”).

1.                                       Award.  In accordance with the SuperMedia Inc. 2009 Long-Term Incentive Plan (the “Plan”), the Company has granted a 2010 long-term incentive award (the “Award”) to the Participant consisting of 79,000 restricted shares.

2.                                       SuperMedia Inc. common stock (“Restricted Shares”).  This Award and the Restricted Shares covered by this Award are subject to the terms and conditions of this Agreement and the Plan, a copy of which is has been furnished to the Participant.  The Participant is a party to that certain Employment Agreement between the Participant and the Company, dated May 30, 2008 (the “Employment Agreement”).  The provisions of the Employment Agreement will govern in the event of any inconsistency with the terms of this Agreement.  Except as otherwise provided herein, capitalized terms used but not defined in this Agreement will have the meanings ascribed to them by the Plan.  This award is made in accordance with and in satisfaction of the Company’s obligation under Section 2.4(b) of the Employment Agreement (relating to the 2010 long term incentive award to Mr. Klein).

3.                                       Vesting Conditions.

(a)                                  General.  Subject to the Participant’s continuous employment with the Company or any of its subsidiaries (collectively, “SuperMedia”) through the applicable vesting date, the Restricted Shares will vest in one-third increments on each of March     , 2011, March     , 2012, and March     , 2013.

(b)                                 Forfeiture of Unvested Award.  Except as otherwise provided, if the Participant’s employment with SuperMedia is terminated, then, upon the termination of such employment, the Participant will forfeit all right, title and interest in any then outstanding Restricted Shares that have not vested as provided herein.  The Participant is the record owner of the Restricted Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement.  By executing this Agreement, the Participant expressly authorizes the Company to cancel, reacquire, retire, or retain, at its election, any Restricted Shares if and when they are forfeited in accordance with this Agreement. The Participant will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any Restricted Shares that are forfeited.

(i)                                     Special Vesting Rules.  If, before the Award becomes vested, (A) the Participant’s employment with SuperMedia is terminated by reason of the Participant’s death, (B) the Participant’s employment with SuperMedia is terminated by SuperMedia without “Cause” or by reason of the Participant’s “Disability” (as such terms are defined in the Employment Agreement), (C) the Participant’s employment with SuperMedia is terminated by the Participant for Good Reason pursuant to the Employment Agreement, or (D) there occurs a Change in Control, then the Award will thereupon become fully vested; provided, however, that no such acceleration of vesting will apply unless, as of the time such acceleration would otherwise occur, the Participant has maintained continuous compliance with the restrictive covenants set forth in Section 8 of the Employment Agreement (the “Restrictive Covenants”) and the Participant has executed and delivered to the Company a general release of claims against the Company, its subsidiaries and any of its or their affiliates in the form attached to the Employment Agreement as Exhibit C.

4.                                       Dividend Equivalents; Voting Rights.

(a)                                  General. If the Company declares and pays dividends on outstanding Shares, then, on the dividend payment date, the Participant will be credited with dividend equivalent restricted stock units with respect to the Participant’s outstanding Restricted Shares (and dividend equivalent restricted stock units).  The number of such dividend equivalent restricted stock units will be determined by multiplying the number of the Participant’s outstanding Restricted Shares (and dividend equivalent restricted stock units), as the case may be, immediately prior to the dividend payment date by the quotient (rounded to the nearest whole number) of (a) the amount of the dividend payable with respect to one outstanding Share on the dividend payment date, divided by (b) the closing price per Share on the Nasdaq Stock Market on the dividend payment date (or, if no shares are traded on such date, the closing price per Share on the immediately preceding date on which the Shares are traded).  The dividend equivalent restricted stock units will be subject to substantially the same vesting, forfeiture, and other terms and conditions applicable to the corresponding Restricted Shares and will be settled in the form of an equivalent number of Shares (or, at the election of the HR Committee, cash equal to the value of such Shares) if and when the corresponding Restricted Shares become vested.  The Participant will be entitled to exercise voting rights with respect to outstanding Restricted Shares held under this Agreement.

(b)                                 Dividend Equivalents Following Termination of Employment.  Notwithstanding the foregoing, if the Participant’s employment with SuperMedia terminates before the Participant is fully vested in the Award and if, as a result of such termination of employment, the Participant’s vested interest in the Award accelerates pursuant to Section 2 above, then the HR Committee, acting in its discretion, will determine whether and the extent to which the Participant will vest in the dividend equivalent restricted stock units credited pursuant to the preceding subsection, and the HR Committee’s exercise of this discretion shall be final, conclusive, and binding.  The HR Committee may condition vesting of the dividend equivalent credits following termination of the Participant’s employment upon the Participant’s compliance with the Restrictive Covenants and the Participant’s execution and delivery of the above-referenced general release.

5.                                       Settlement of Award.

(a)                                  Settlement of Restricted Share Award.  If, as, and when Restricted Shares become vested, and subject to the satisfaction of applicable withholding and other legal requirements, (1) the Restricted Shares will become vested Shares and will no longer be subject to the transfer restrictions and forfeiture conditions contained in this Agreement, and the Company’s books will be updated accordingly, and (2) any dividend equivalent restricted stock units credited to the Participant with respect to such vested Shares will be settled in the form of Shares and/or cash in accordance with Section 3 above.

(b)                                 Form of Settlement Following a Change in Control.  Notwithstanding the foregoing, if a Change in Control (within the meaning of the Plan) occurs, then, immediately prior to the Change in Control, the Shares covered by this Agreement (including Restricted Shares, as well as Shares represented by dividend equivalent restricted stock units) will be converted into (1) publicly traded and registered shares of common stock (“exchange stock”) of the acquiring or successor company (or a parent company) having a value equal to the Change in Control transaction value of the Shares or (2) the right to receive the payment of a like amount in cash, as determined by the HR Committee prior to the Change in Control.  For the purposes of applying the provisions of this Agreement, if, in connection with a Change in Control, the Award is converted into an Award covering shares of exchange stock, the definition of the term “Shares” will be deemed to include such shares of exchange stock.

6.                                       Assignment; Beneficiary.  The Award and the Participant’s rights with respect thereto may not be assigned, pledged, or transferred except to the Participant’s beneficiary following the Participant’s death (subject to the terms of this Agreement and the Plan), and any attempted assignment, pledge, or transfer in violation of this Agreement or the Plan will be void ab initio and of no force or effect.  The Participant may designate a beneficiary by filing a written (or electronic) beneficiary designation form with the Company in a manner prescribed or deemed acceptable for this purpose by the Company’s Executive Vice President - Human Resources and Employee Administration.  Each such beneficiary designation will automatically revoke all prior designations by the Participant.  If the Participant does not make a valid beneficiary designation under the Plan during the Participant’s lifetime or if no designated beneficiary survives the Participant, the Participant’s beneficiary will be deemed to be the Participant’s surviving spouse or, if none, the Participant’s estate.

7.                                       No Other Rights Conferred.  The grant of the Award under this Agreement shall not be deemed to constitute a contract of employment with the Participant or affect in any way the right of the Company or a subsidiary to terminate the Participant’s employment at any time for any or no reason.  Compensation attributable to the Award made under this Agreement shall not be taken into account as compensation for purposes of determining the Participant’s benefits or entitlements under any employee pension, savings, group insurance, severance, or other benefit plan or arrangement, unless and except to the extent otherwise specifically provided by such plan or arrangement.

8.                                       Withholding.  The Company’s obligation to make payments or issue or remove restrictions on Shares under this Agreement shall be subject to and conditioned upon the satisfaction by the Participant of applicable tax withholding obligations.  The Company and its subsidiaries may require the Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan).  The Participant expressly elects to authorize the Company to deduct from any compensation or any other payment of any kind due to the Participant, including withholding the issuance of Shares, the amount of any federal, state, local, or foreign taxes required by law to be withheld as a result of the grant or vesting of the Shares in whole or in part; provided, however, that the value of the Shares withheld may not exceed the statutory minimum withholding amount required by law.

9.                                       HR Committee Authority.  The HR Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement.  Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the HR Committee in its discretion and such exercise shall be final, conclusive, and binding.  The HR Committee may designate any individual or individuals to perform any of its functions hereunder.

10.                                 Successors.  This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and any beneficiary of the Participant.

11.                                 Construction.  This Agreement is intended to grant the Award, including Restricted Shares and dividend equivalent restricted stock units, upon the terms and conditions authorized by the Plan.  Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded.  In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect.  In the event that any provision, including any restrictive covenant made as a part of this Agreement, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

12.                                 Applicable Law.  The validity, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.

13.                                 Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President - Human Resources and Employee Administration of SuperMedia Inc. at P. O. Box 619810, 2200 West Airfield Dr., D/FW Airport, TX, 75261, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.                           Dispute Resolution.  Except as otherwise specified herein, all disputes arising under the Plan or this Agreement and all claims in which the Participant seeks damages that relate in any way to the Award or other benefits of the Plan are subject to the dispute resolution procedures described in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPERMEDIA INC.

By:
Name:
Title:

PARTICIPANT